Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279285

Prospectus Supplement

(to Prospectus dated May 17, 2024)

CNS Pharmaceuticals, Inc.

Up to $30,200,000 of Shares of Common Stock

This Prospectus Supplement, dated July 30, 2024, or this supplement, supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated July 26, 2024, or the Prior Prospectus Supplement, which together with the accompanying base prospectus dated May 17, 2024 and this supplement, we refer to as the prospectus, relating to the offer and sale, from time to time, of shares of our common stock, par value $0.001 per share, or the common stock, to or through A.G.P./Alliance Global Partners, or A.G.P., acting as our sales agent, in accordance with the terms of a sales agreement dated July 26, 2024 that we entered into with A.G.P, or the Sales Agreement. This supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus. If there is any inconsistency between the information in the prospectus and this supplement, you should rely on the information in this supplement. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this supplement.

Our shares of common stock are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “CNSP”. The last sale price of our shares of common stock on July 29, 2024 was $1.04 per share.

The prospectus supplement dated July 26, 2024 indicated that we were, at that time, subject to General Instruction I.B.6 of Form S-3, which limited the amounts that we were able to sell under the registration statement, of which the prospectus forms a part, to one-third of our public float during any 12-calendar month period.

As of July 30, 2024, the aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was last sold on May 31, 2024, was $108.7 million, based on 10,075,017 shares of outstanding common stock as of such date, of which 10,067,767 were held by non-affiliates. As such, as of the date of this supplement, we are no longer subject to the limitations under General Instruction I.B.6 of Form S-3 and, therefore, we may (if we wish) offer and sell under such registration statement shares of our common stock without any such “aggregate offering price in excess of one-third of our public float” limitation, from time to time through A.G.P pursuant to the terms of the Sales Agreement. Accordingly, under the terms of the Sales Agreement, as of July 30, 2024, we may offer and sell through the prospectus, as amended and supplemented by this supplement, additional shares of common stock having an aggregate offering price of up to $30,200,000 from time to time to or through A.G.P., acting as our sales agent.

As of July 30, 2024, we have sold 7,206,743 shares of common stock pursuant to the sales agreement for gross proceeds of approximately $5.19 million.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of the Prior Prospectus Supplement and the risk factors incorporated by reference into the Prior Prospectus Supplement, which is incorporated by reference herein, to read about the risks you should consider before purchasing our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this or the Prior Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sales Agent

A.G.P.

The date of this prospectus supplement is July 30, 2024